Exhibit 99.1

AMETEK Announces Second Quarter Results

Berwyn, Pa., August 1, 2024 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the second quarter ended June 30, 2024.

AMETEK’s second quarter 2024 sales were $1.73 billion, a 5% increase over the second quarter of 2023. Operating income increased 7% to a record $447.5 million and operating margins were 25.8%, up 40 basis points from the second quarter of 2023. Operating cash flow in the quarter was $381.4 million, up 14% versus the prior year.

On a GAAP basis, second quarter earnings per diluted share were $1.45. Adjusted earnings in the quarter were $1.66 per diluted share, up 6% from the second quarter of 2023. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.21 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

"Our operating performance in the second quarter was strong with outstanding core margin expansion, record operating income and EBITDA, and earnings growth ahead of our expectations," commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We also generated excellent cash flows, with free cash flow up 17% and free cash flow conversion of 107% in the quarter. These results reflect the strength and flexibility of our operating model as well as our team’s ability to successfully manage through a slower growth environment.”

Electronic Instruments Group (EIG)
EIG sales in the second quarter were $1.15 billion, up 2% from the same quarter in 2023. EIG’s operating income in the quarter increased 14% to $349.9 million with operating income margins of 30.3%, an increase of 320 basis points compared to the second quarter of 2023.

"EIG delivered strong results this quarter with excellent operating performance leading to outstanding profit growth and robust margin expansion," stated Mr. Zapico. “Our EIG businesses are well positioned across a diverse set of attractive market segments.”

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Electromechanical Group (EMG)
EMG sales in the second quarter were a record $581.2 million, up 14% from the second quarter of 2023. EMG’s second quarter operating income was $123.1 million, while operating income margins were 21.2% in the quarter.

“EMG continued to experience headwinds in the quarter from the normalization of inventory levels across our OEM customer base," stated Mr. Zapico. “Despite these headwinds, our teams delivered solid operating performance with sequential margins improving 50 basis points versus the first quarter’s adjusted margins."

2024 Outlook
“Our operating results through the first half of 2024 have been solid against the backdrop of a slower growth environment. We now expect the impact of inventory normalization within our OEM customer base will continue through the balance of 2024. Additionally, customers are turning more cautious leading to some short-term delays in project spending,” stated Mr. Zapico.

“As a result, we are adjusting our sales and earnings guidance for the year,” continued Mr. Zapico. “We remain confident in our ability to successfully manage through these near-term demand headwinds, deliver strong operating performance and cash flows, and ensure AMETEK is well positioned for strong growth and profitability.”

“For 2024, we now expect overall sales to be up between 5% and 7% compared to 2023. Adjusted earnings per diluted share, including a lower tax rate in the fourth quarter, are now expected to be in the range of $6.70 to $6.80, up 5% to 7% over the comparable basis for 2023,” he added.

“For the third quarter of 2024, overall sales are expected to be up mid-single digits on a percentage basis compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.60 to $1.62, down 1% to 2% compared to the third quarter of 2023," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its second quarter 2024 investor conference call on Thursday, August 1, 2024, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined

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focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$1,734,834	$1,646,111	$3,471,014	$3,243,228

Cost of sales	1,110,425	1,053,190	2,255,106	2,075,715
Selling, general and administrative	176,895	174,130	351,178	343,181
Total operating expenses	1,287,320	1,227,320	2,606,284	2,418,896
Operating income	447,514	418,791	864,730	824,332
Interest expense	(30,590)	(18,723)	(65,844)	(39,292)
Other (expense) income, net	86	(3,684)	(547)	(9,057)
Income before income taxes	417,010	396,384	798,339	775,983
Provision for income taxes	79,327	72,142	149,713	146,029
Net income	$337,683	$324,242	$648,626	$629,954

Diluted earnings per share	$1.45	$1.40	$2.79	$2.72
Basic earnings per share	$1.46	$1.41	$2.80	$2.74

Weighted average common shares outstanding:
Diluted shares	232,304	231,261	232,170	231,245
Basic shares	231,437	230,478	231,267	230,302

Dividends per share	$0.28	$0.25	$0.56	$0.50

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales:
Electronic Instruments	$1,153,613	$1,134,646	$2,310,392	$2,251,893
Electromechanical	581,221	511,465	1,160,622	991,335
Consolidated net sales	$1,734,834	$1,646,111	$3,471,014	$3,243,228

Operating income:
Segment operating income:
Electronic Instruments	$349,857	$307,052	$702,797	$616,799
Electromechanical	123,102	136,215	213,793	256,719
Total segment operating income	472,959	443,267	916,590	873,518
Corporate administrative expenses	(25,445)	(24,476)	(51,860)	(49,186)
Consolidated operating income	$447,514	$418,791	$864,730	$824,332

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$396,573	$409,804
Receivables, net	976,442	1,012,932
Inventories, net	1,101,719	1,132,471
Other current assets	292,510	269,461
Total current assets	2,767,244	2,824,668

Property, plant and equipment, net	861,577	891,293
Right of use asset, net	217,469	229,723
Goodwill	6,453,513	6,447,629
Other intangibles, investments and other assets	4,496,063	4,630,220
Total assets	$14,795,866	$15,023,533

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$827,967	$1,417,915
Accounts payable and accruals	1,375,080	1,464,658
Total current liabilities	2,203,047	2,882,573

Long-term debt, net	1,823,410	1,895,432
Deferred income taxes and other long-term liabilities	1,517,005	1,515,337
Stockholders' equity	9,252,404	8,730,191
Total liabilities and stockholders' equity	$14,795,866	$15,023,533

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2024	2023

Diluted earnings per share (GAAP)	$1.45	$1.40
Pretax amortization of acquisition-related intangible assets	0.27	0.22
Income tax benefit on amortization of acquisition-related intangible assets	(0.06)	(0.05)
Adjusted Diluted earnings per share (Non-GAAP)	$1.66	$1.57

Cash provided by operating activities (GAAP)	$381,435	$335,247
Deduct: Capital expenditures	(21,416)	(27,829)
Free cash flow (Non-GAAP)	$360,019	$307,418

Free Cash Flow Conversion (Free cash flow divided by net income)	107%	95%

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	September 30, 2024		December 31, 2024
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.39	$1.41	$5.78	$5.88
Paragon integration costs	—	—	0.13	0.13
Income tax benefit on Paragon integration costs	—	—	(0.03)	(0.03)
Pretax amortization of acquisition-related intangible assets	0.27	0.27	1.08	1.08
Income tax benefit on amortization of acquisition-related intangible assets	(0.06)	(0.06)	(0.26)	(0.26)
Adjusted Diluted earnings per share (Non-GAAP)	$1.60	$1.62	$6.70	$6.80

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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